UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): March 22, 2004

Commission file number: 000-16299
________________

ANTS SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization) 801 Mahler Rd, Suite G, Burlingame, CA (Address of principal executive offices)	13-3054685 (IRS Employer Identification Number) 94010 (Zip Code)

(650) 692-0240
(Registrant's Telephone Number, including area code)

ITEM 5. Other Events - Press Release

Company contact:
Ken Ruotolo
ANTs software inc.
(650) 692 0219 x24
ken.ruotolo@antssoftware.com

For Immediate Release

ANTs software inc. Closes $4 million Financing Round

Latest Round to Fund Marketing and Sales Programs

BURLINGAME, CA, March 22, 2004 - ANTs software, inc. (OTCBB:ANTS), a developer of high-performance SQL database management systems, announced that it has raised $4 million in a private offering.

"We are very pleased that both new and existing investors participated in this round," said Francis Ruotolo, chief executive officer of ANTs software inc. "With these funds we intend to scale up the marketing and sales effort and we intend to establish a strong presence in the high-performance relational database market with our first product, the ANTs Data Server."

The company will issue approximately 5.3 million shares of common stock and warrants to purchase approximately 5.3 million shares of common stock in connection with the private offering. The shares issued as a result of the private offering and as a result of any warrant exercises will be restricted securities and will not be registered under the Securities Act of 1933.

About ANTs software inc.

ANTs software inc. (OTCBB:ANTS), based in Silicon Valley, California, develops high-performance data management software that delivers unparalleled performance for heavy workload applications. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional database performance. For more information on ANTs software, visit http://www.antssoftware.com.

This press release is neither an offer to sell nor a solicitation of offers to purchase securities. This press release contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that it will produce a commercially viable product; that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2003. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.
Date: March 22, 2004 By:	/s/ Francis K. Ruotolo Francis K. Ruotolo, Chairman and Chief Executive Officer